Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BETTER CHOICE COMPANY INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A.D. 2024, AT 9:54 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTIETH DAY OF MARCH, A.D. 2024 AT 5 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7223705 8100
SR# 20241079553

Authentication: 203065916
Date: 03-20-24

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BETTER CHOICE COMPANY INC.

Better Choice Company Inc., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (the "Company"), hereby certifies as follows:

1. The name of the Company is Better Choice Company Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 4, 2019 as amended by these certain Certificates of Amendment of Certificate of Incorporation, filed on February 5, 2019, March 14, 2019, April 22, 2019, July 31, 2020 and June 28, 2021, respectively (the "Original Certificate of Incorporation").

2. The amendment to the Original Certificate of Incorporation of the Company herein certified was duly adopted by the Board of Directors of the Company (the "Board") and the stockholders of the Company in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware, as amended from time to time.

3. Article IV of the Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"The total number of shares of stock of which the Company is authorized to issue consists of 200,000,000 shares of common stock, par value of $0.001 per share ("Common Stock"), and 4,000,000 shares of preferred stock, par value of $0.001 per share ("Preferred Stock").

Effective as of the close of business (5:00 p.m. Eastern Daylight Time) on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each forty-four (44) shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (referred to herein as the "Old Common Stock") shall automatically and without any action on the part of the holders thereof be reclassified and changed into one share of new Common Stock, par value $0.001 per share (referred to herein as the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). Following the Effective Time, except for adjustments that may result from the treatment of fractional shares as described below, each stockholder of Common Stock will hold the same percentage of New Common Stock that such stockholder held of Old Common Stock immediately prior to the Reverse Stock Split.

Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Old Common Stock ("Old Certificates") shall, from and after Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares (rounded up to the nearest whole share) of New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such certificate or book-entry position have been reclassified; provided, however, that each person of record holding a certificate or book-entry position that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate or book-entry position ("New Certificates") evidencing and representing the number of whole shares (rounded up to the nearest whole share) of New Common Stock into which and for which the shares of Old Common Stock formerly represented by such certificate or book-entry position shall have been reclassified under the terms hereof.

No certificates or book entries representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, a New Certificate representing the number of shares such shareholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificate so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Time, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share."

4. Except as herein amended, the Original Certificate of the Company shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, said Company has caused this certificate to be signed this 20th day of March, 2024.

BETTER CHOICE COMPANY INC.

By: ___/s/ Kent Cunningham_______

Name: _Kent Cunningham_________

Title: _Chief Executive Officer_____